Exhibit 10.3
                              TAX SHARING AGREEMENT

                                 BY AND BETWEEN

                 OLIN CORPORATION AND PRIMEX TECHNOLOGIES, INC.

     This Tax Sharing Agreement (the "Agreement") dated as of December 31, 1996, between Olin Corporation, a Virginia Corporation ("Olin") and Primex Technologies, Inc., a Virginia Corporation ("Primex"), is entered into in connection with a Distribution Agreement (the "Distribution Agreement") dated December 30, 1996, by and between Olin and Primex.

     WHEREAS, until the end of the date (the "Effective Time") on which Olin will be deemed to distribute to its stockholders all the issued and outstanding common stock of Primex (the "Distribution"), Primex and its direct and indirect subsidiaries and Olin will be members for Federal income tax purposes of an Affiliated Group of corporations for which Olin, the common parent corporation, will file a consolidated Federal income tax return.

     WHEREAS, on the beginning of the first day after the Effective Time, the Primex Affiliated Group will cease to be members of the Olin Affiliated Group;

     WHEREAS, the Distribution is intended to be a tax-free spin-off within the meaning of Section 355 of the Code;

     WHEREAS, Olin and Primex are entering into this Agreement to provide for the allocation between Olin and Primex of all responsibilities, liabilities and benefits relating to all foreign, federal, state and local taxes paid or payable by either Olin or Primex for all taxable periods, whether beginning before, on, or after the Effective Time and to provide for certain other matters.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows.

                                    ARTICLE I

                                   DEFINITIONS

     This Agreement is the "Tax Sharing Agreement" referred to in Section 1.01 of the Distribution Agreement. As used in this Agreement, terms defined in the Distribution Agreement but not defined herein shall have the meanings set forth in the Distribution Agreement, and the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

     "AFFILIATED GROUP" means an affiliated group of corporations within the meaning of Section 1504(a) of the Code for the taxable period in question.

     "CODE" means the Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the taxable period in question.

     "DISTRIBUTION AGREEMENT" means the agreement dated as of the 30th day of December, 1996 by and between Olin and Primex providing for the Distribution. For purposes of this Agreement, the Distribution shall be effective as of the Effective Time.

     "INDEMNITEE" is defined in Section 4.01 (a) herein.

     "INDEMNITOR" is defined in Section 4.01 (a) herein.

     "INDEMNITY ISSUE" is defined in Section 4.01 (a) herein.

     "IRS" means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

     "OLIN AFFILIATED GROUP" means, for each taxable period, the Affiliated Group of which Olin or any successor of Olin is the common parent.

     "PERSONAL AND REAL PROPERTY TAXES" is defined in Section 3.01 (c) herein.

     "POST-DISTRIBUTION PERIOD" means any period beginning after the Effective Time.

     "PRE-DISTRIBUTION PERIOD" means any period ending on or before the Effective Time.

     "PRIMEX AFFILIATED GROUP" means, for each taxable period, the Affiliated Group of which Primex or any successor of Primex is the common parent.

     "STRADDLE PERIOD" is defined in Section 3.01(b)(iv).

     "TAXES" means all forms of taxation, whenever created or imposed, and whenever imposed by a local, municipal, federal, state, foreign or other body (a "Taxing Authority"), and without limiting the generality of the foregoing, shall include net income, alternative minimum tax, gross income, sales, use, ad valorem, gross receipts, value added, franchise, license, transfer, withholding, payroll, employment, excise, severance, stamp, property, custom duty or other tax, or governmental charge of any kind whatsoever, together with any related interest, penalties or other additions to tax, or additional amount imposed by such Taxing Authority.

     "TAXING AUTHORITY"  is defined under the term "Taxes".

     "TAX RETURN" means any return, filing, questionnaire, information statement or other document required to be filed, including amended returns that may be filed, for any period with any Taxing Authority, whether foreign or domestic (including Federal, state and local), in connection with any Tax (whether or not a payment is required to be made with respect to such filing).

                                   ARTICLE II

             FILING OF TAX RETURNS AND PROVISION OF TAX INFORMATION

     Section 2.01. MANNER OF FILING. All Tax Returns filed by Olin and by Primex after the Effective Time shall be prepared on a basis that is consistent with a tax-free spin-off within the meaning of Section 355 of the Code, and shall be filed on a timely basis by the party responsible for such filing under this Agreement.

     Section 2.02. PRE-DISTRIBUTION TAX RETURNS. All Tax Returns required to be filed for periods ending on or before the Effective Time shall be filed by Olin.

     Section 2.03.   POST-DISTRIBUTION TAX RETURNS.   All Tax Returns of the
Primex Affiliated Group or any member thereof for periods beginning after the Effective Time shall be filed by Primex and all Tax Returns of the Olin Affiliated Group or any member thereof for periods beginning after the Effective Time shall be filed by Olin.

     Section 2.04.   TAX BASES OF ASSETS TRANSFERRED.   Within ninety (90) days
following the Effective Time, Olin shall notify Primex of the tax attributes associated with the companies, and the tax bases of the assets and liabilities transferred to Primex in connection with the Distribution. Within sixty (60) days after filing the consolidated Federal income tax return for the Olin Affiliated Group for 1996, Olin shall notify Primex of any adjustments to the tax attributes and the bases of such assets and liabilities and shall provide Primex with supporting documentation which details the calculation of such adjustments.

                                   ARTICLE III

                                PAYMENT OF TAXES

     Section 3.01.   ALLOCATION OF TAX LIABILITIES.  (a)  Consolidated Federal
Income Tax -   (i) Olin shall indemnify and hold harmless Primex and all members of the Primex Affiliated Group from any Federal income tax liability imposed on the Olin Affiliated Group for any period ending on or prior to the Effective Time.

     (ii) Primex shall indemnify and hold harmless Olin and all members of the Olin Affiliated Group from and against any Federal income tax liability imposed on the Primex Affiliated Group with respect to any period ending after the Effective Time.

     (b)   State, Local and Foreign Income and Franchise Taxes   (i) Olin shall
indemnify and hold harmless Primex and all members of the Primex Affiliated Group from any state, local and foreign income and franchise Tax imposed on Olin, the Olin Affiliated Group or any member of the Olin Affiliated Group for any period ending on or prior to the Effective Time.

     (ii) Primex shall indemnify and hold harmless Olin and all members of the Olin Affiliated Group from any state, local and foreign income and franchise Tax imposed on Primex, the Primex Affiliated Group or any member of the Primex Affiliated Group for any period beginning after the Effective Time.

     (iii) To the extent permitted by any applicable state, local or foreign law, Olin, the Olin Affiliated Group and all members of the Olin Affiliated Group shall treat the Effective Time as the last day of the taxable period. Olin shall file all state, local and foreign income and franchise Tax Returns for such period and pay all applicable Tax liabilities.

     (iv) (a) To the extent any state, local or foreign law requires Primex, the Primex Affiliated Group or any member of the Primex Affiliated Group to file state, local or foreign income or franchise Tax Returns for a tax period beginning before and ending after the Effective Time ("Straddle Period"), Primex shall be responsible for any such filings. Primex shall timely file and pay all income or franchise Tax applicable to returns filed under this Section 3.01 (b)
(iv) (a). Tax paid by Primex attributable to the period ending on the Effective Time shall be the responsibility of Olin and shall be computed by applying to the Tax paid a ratio (not to exceed 100%) of taxable income computed as though the taxable year ended on the Effective Time to total taxable income reflected on the Tax Return. In the event there is a loss for the pre-distribution period, such ratio shall be zero. In the event the Tax liability on the Tax Return for the Straddle Period is computed on a basis other than taxable income, (e.g. franchise tax liability), pre-distribution Taxes shall be determined as if the taxable year of Primex ended on the Effective Time. Any amount owed by Olin to Primex pursuant to this Section 3.01 (b) (iv) shall be decreased by estimated taxes paid by Olin. If the estimated taxes paid by Olin with respect to the Straddle Period Tax Return exceed the Tax owed by Olin to Primex under this paragraph, such excess shall be paid by Primex to Olin.

     (b) Primex shall provide Olin for review, comment and approval copies of such Straddle Period Tax Returns, together with a calculation of pre-distribution taxes payable by Olin to Primex, or by Primex to Olin, within 20 working days of the due date of such Tax Return. Upon review and acceptance of the Tax Return and pre-distribution tax calculation, Olin shall pay the amount of such Tax due to Primex by the later of the due date of the return or ten (10) days after receipt of the copies of such returns and Tax calculations from Primex for review, comment and approval. Primex shall pay Olin any amount due by the due date of the Straddle Period Tax Return. The party not preparing the Tax Return shall have a right to object to such Tax Return (or calculation of pre-distribution tax) on the grounds that it is inaccurate. In the event of a dispute, the parties shall use their best efforts to resolve the dispute as expeditiously as possible. If the dispute is not resolved prior to the filing of the Tax Return, the parties agree to file an amended return, if necessary, upon resolution of the dispute in accordance with Section 6.02 of Article VI.

     (c)   PERSONAL AND REAL PROPERTY TAXES.   (i) The liability for all Taxes
for any tax period that includes the Effective Time which are assessed upon the value of real or personal property owned, leased, rented or used by the Olin Affiliated Group, including, but not limited to, real and personal property taxes, use taxes, value added taxes or other ad valorem taxes ("Personal and Real Property Taxes), shall be apportioned between and among Olin and Primex as follows:

     (1) the Personal and Real Property Taxes allocable to that portion of the Tax period ending on the Effective Time shall be the liability of Olin; and

     (2) the Personal and Real Property Taxes allocable to that portion of the tax period which begins after the Effective Time shall be the liability of Primex, but only to the extent such taxes are attributable to the assets of the Primex Businesses; otherwise, such taxes shall be the liability of Olin.

     (ii) The party receiving the bill from the Taxing Authority shall timely pay the liability, and request payment from the other party of the apportioned amount under this Section 3.01(c), and shall cause the records of the Tax Authority assessing such Taxes to properly reflect the change in ownership affecting the assessed property.

     (iii) Primex shall pay, on a timely basis, all Personal and Real Property Taxes of the Primex Affiliated Group for all tax periods beginning after the Effective Time.

     (d)   REFUNDS.   Each party shall be entitled to retain or be paid all
refunds of tax received, whether in the form of payment, credit or otherwise, from any Taxing Authority with respect to any Tax Return filed or to be filed by such party in accordance with Sections 2.02 and 2.03 hereof.

     Section 3.02. SECTION 355 TAX. If there is a determination (within the meaning of Section 1313 of the Code) that the Distribution fails to qualify as a tax-free spin-off under Section 355 of the Code, Primex shall be responsible for 20 percent, and Olin shall be responsible for 80 percent, of Taxes (including any interest or penalties with respect thereto) imposed on Olin as a result of such determination unless such failure shall arise as a result of an action, other than any action taken consistent with the opinion of counsel obtained by Olin in connection with the distribution contemplated by the Distribution Agreement, taken after the Effective Time by Olin (or any member of the Olin Affiliated Group) or by Primex (or any member of the Primex Affiliated Group), in which case Olin or Primex, as the case may be, shall be responsible for the full amount of such Taxes regardless of whether an opinion of counsel that such action would not cause such failure to qualify was obtained. Primex's obligation under this Section 3.02 shall be effected by its payment of the appropriate amounts to Olin no later than the due date for payment of such Taxes to the relevant Taxing Authority.

     Section 3.03 - TIME AND FORM OF PAYMENT.   (a)  Payments under this
Agreement shall be due on the date provided for in this Agreement without any additional notification by the party to whom such payments are due. If a due date is not provided in this Agreement, payments under this Agreement shall be made no later than thirty (30) days after the date written demand therefor (with a reasonably detailed explanation for the basis of the claim) is received by the party obligated to make such payment

     (b) If either Primex or Olin shall default on its payment obligations under this Agreement (including as a result of a voluntary bankruptcy), upon 90 days' notice (except that in the case of bankruptcy no such notice shall be required) the party not in default shall have the right to offset its payment obligations under this Agreement against the defaulting party's payment obligations to it. The failure or refusal to pay an amount when due under this Agreement shall not constitute a default if the amount of, or liability for, such payment is being disputed pursuant to Section 6.02 of Article VI.

     (c) Any portion of a payment not in dispute shall be paid notwithstanding the dispute with respect to the remaining portion of such payment. Acceptance of such partial payment (or any other partial payment) will not constitute a waiver of the right to dispute resolution under Section 6.02 of Article VI.

     Section 3.04.   INTEREST ON UNPAID AMOUNTS.   In the event that any party
fails to pay any amount owed pursuant to this Agreement within ten (10) days after the date when due, interest shall accrue at the rate applicable to underpayments of the tax as provided for in the Code from the due date until such amounts are fully paid (regardless of the existence of any dispute with respect to the amount of, or liability for, such payment).

     Section 3.05.   TREATMENT OF PAYMENTS.   The parties agree that for all tax
and financial accounting purposes any payments made pursuant to this Agreement to one party by another party shall be treated as nontaxable adjustments to the capital contribution of cash made by Olin to Primex in connection with the Distribution (including treating such payments as distributions from Primex to Olin immediately prior to the Distribution), unless otherwise required by law.

                                   ARTICLE IV

               INDEMNITY: COOPERATION AND EXCHANGE OF INFORMATION

     Section 4.01   INDEMNITY.   (a)   Whenever a party hereto (an "Indemnitee")
becomes aware of the existence of an issue which relates to any Tax or liability of the other party or any member of its Affiliated Group that may arise under this Agreement (an "Indemnity Issue"), the Indemnitee shall promptly notify the other party (the "Indemnitor") of the Indemnity Issue.

     (b) Olin and Primex will indemnify each other for any liabilities resulting from any breach of their respective representation made to Cravath, Swaine & Moore in connection with its opinion. Neither Olin nor Primex will indemnify any holder of Olin Common Stock who receives shares in the Distribution for any Tax liabilities.

     (c) Olin shall have full responsibility and discretion in handling, settling or contesting any Tax controversy, involving a Tax Return for which it has filing responsibility pursuant to Sections 2.02 and 2.03 hereof. Primex shall have full responsibility and discretion in handling, settling or contesting any Tax controversy involving a Tax Return for which it has filing responsibility pursuant to Section 2.03 hereof. Any costs incurred in handling, settling or contesting any Tax controversy shall be borne by the party having full responsibility and discretion thereof.

     (d) In the event that a notice of deficiency is received by Olin from the IRS or any Taxing Authority and such notice relates in whole or in part to a Tax for which Primex could be liable to Olin pursuant to Section 3.02 hereof then:

     (i) Olin shall notify Primex of the notice of deficiency and the potential Primex Tax exposure. Olin shall determine in its sole discretion the nature of all action, if any, to be taken to contest such notice of deficiency including
(a) whether any action to contest such notice of deficiency shall initially be by way of judicial or administrative proceedings, or both, (b) whether any such proposed adjustment shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof, and (c) if Olin shall undertake judicial action with respect to such notice of deficiency, the court or other judicial body before which such action shall be commenced.

     (ii) Olin shall provide Primex copies of written correspondence from the IRS or any Taxing Authority regarding any notice of deficiency which relates to such Tax and shall keep Primex informed of the progress of the contest as it relates to Primex's Tax exposure. Olin shall determine, if Primex and its representatives, at Primex expense, shall be entitled to participate in (1) all conferences, meetings, or proceedings with any Taxing Authority, the subject matter of which is or includes such Tax and (2) all appearances before any court, the subject matter of which includes such Tax. The right to participate referred to in this Section 4.01 (c) (ii) shall include the submission and content of documentation, protest, memoranda of fact and law and briefs and the selection of witnesses.

     Section 4.02.    COOPERATION AND EXCHANGE OF INFORMATION.    (a) Primex and
Olin shall each cooperate (and shall cause each member of the Olin Affiliated Group and the Primex Affiliated Group to cooperate) fully at such time and to the extent reasonably requested by the other party in connection with the preparation and filing of any Tax Return or claim for refund, or the conduct of any audit, dispute, proceeding, suit or action concerning any issues or other matters considered in this Agreement. Such cooperation shall include, without limitation, the following: (i) forwarding promptly copies of appropriate notices and forms or other communications received from any Taxing Authority (including any IRS revenue agent's report or similar report, notice of proposed adjustment, or notice of deficiency) or sent to any Taxing Authority or any other administrative, judicial or other governmental authority that relate to an Indemnity Issue, (ii) the retention and provision on demand of Tax Returns, books, records (including those concerning ownership and tax basis of property which either party may possess), documentation or other information relating to the Tax Returns, including accompanying schedules, related workpapers, and documents relating to rulings or other determinations by Taxing Authorities, until the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof) subject to the provisions of
Section 4.02 (e) hereof; (iii) the provision of additional information and an explanation of material provided under clause (i) of Section 4.02 (a), provided such information or explanation is necessary or reasonably helpful with the foregoing; (iv) the execution of any document that may be necessary or reasonably helpful in connection with the filing of a Tax Return by Olin or Primex or any member of their respective Affiliated Groups, or in connection with any audit, dispute proceeding, suit or action; and (v) the use of the parties' best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing.

     (b) Both parties and the members of their respective Affiliated Groups shall use reasonable efforts to keep each other advised as to the status of Tax audits or litigation involving an Indemnity Issue and cooperate in a defense with respect to a Indemnity Issue in any Tax controversy.

     (c) Each party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with any of the foregoing matters.

     (d) If either party fails to provide any information requested pursuant to Section 4.02 hereof within a reasonable period, as determined in good faith by the party requesting the information, then the requesting party shall have the right to engage a public accounting firm to gather such information, provided that thirty (30) days prior written notice is given to the unresponsive party. If the unresponsive party fails to provide the requested information within thirty (30) days of receipt of such notice, then such unresponsive party shall permit the requesting party's public accounting firm full access to all appropriate records or other information as reasonably necessary, and shall reimburse the requesting party or pay directly all cost connected with the requesting party's engagement of the public accounting firm.

     (e) Upon the expiration of any statute of limitations, the documentation of Olin or Primex or any member of their respective Affiliated Groups, including without limitation, books, records, Tax Returns and all supporting schedules and information relating thereto, shall not be destroyed or disposed of unless (i) the party proposing such destruction or disposal provides sixty (60) days prior written notice to the other party describing in reasonable detail the documentation to be destroyed or disposed of, and (ii) the recipient of such notice agrees in writing to such destruction or disposal. If the recipient of such notice objects, then the party proposing the destruction or disposal shall promptly deliver such materials to the objecting party at the expense of the objecting party.

     Section 4.03. If either Olin or Primex, or a member of their respective Affiliated Groups, supplies information to another party upon such party's request, and an officer of the requesting party intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then at the request of the party that received the information, a duly authorized officer of the party supplying such information shall certify, to the best of such party's knowledge, the accuracy and completeness of the information so supplied.

     Section 4.04.   INDEMNIFICATION FOR TAX ATTRIBUTES.    Nothing in this
Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other tax attribute, whether past, present or future, of Olin or Primex and any member of their respective Affiliated Groups, or an indemnity against the reduction or elimination of any such attribute by any Taxing Authority.

                                    ARTICLE V

                         WARRANTIES AND REPRESENTATIONS

     Section 5.01.   WARRANTIES AND REPRESENTATIONS RELATING TO ACTIONS OF OLIN
AND PRIMEX.   As an inducement to enter into this Agreement, Olin and any member of the Olin Affiliated Group and Primex and any member of the Primex Affiliated Group warrant and represent to the other party that they shall comply with and not take any action that is inconsistent with the representations and statements made to Cravath, Swaine & Moore in connection with such firm's rendering an opinion to Olin and Primex as to certain tax aspects of the Distribution.

   Section 5.02. WARRANTIES AND REPRESENTATIONS RELATING TO ACTIONS OF PRIMEX. Primex, its successors, and each member of the Primex Affiliated Group, hereby warrants and represents to Olin that it has no present plan or intention,

     (i)   to liquidate or merge into any corporation; and

     (ii) to sell, exchange, distribute or otherwise dispose of Primex assets or assets of any member of the Primex Affiliated Group other than in the ordinary course of business.

                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS

     Section 6.01.   NOTICE.   Any payment, notice or communication required or
permitted to be given under this Agreement shall be in writing (including facsimile) and mailed, faxed or delivered to the parties at the following addresses (or at such other address as one party may specify by notice to the other party):

     If to Olin to:

       Olin Corporation
       501 Merritt 7
       PO Box 4500
       Norwalk, Ct. 06856-4500
       Attention: Vice President Taxes and Risk Management

     If to Primex:

       Primex Technologies, Inc.
       10101 Ninth Street North
       St. Petersburg, Florida 33716-3807
       Attention: Chief Financial Officer

Notification of a change of address shall be given by either party to the other as provided in Section 6.01 hereof. All such notices and communications shall be effective (i) when received, if mailed or delivered, or (ii) when faxed confirmed by fax answerback.

     Section 6.02.   RESOLUTION OF DISPUTES.   The calculation and determination
of the payment of Tax and the allocation thereof under Section 3.01 (Allocation of Tax Liabilities) and Section 3.02 (Section 355 Tax), shall be made or verified by the party required to make such payment (the "Payor"). If the party to receive such payment (the "Payee") shall have any dispute concerning such Tax, it may request in writing that the Payor cause a "Big Six" certified public accounting firm (the "Accounting Firm") to review such Tax to determine and confirm in writing that such Tax is more likely than not correct (a "Confirmation"). The Accounting Firm shall be mutually acceptable to Olin and Primex and may not be the auditor of, or primary tax advisor for, either Olin or Primex in the year in which such confirmation is to be made or with respect to the taxable period subject to such confirmation. If a confirmation is issued by the Accounting Firm, such Tax shall be binding upon the parties. If the Accounting Firm is unable to issue a Confirmation, the Payor shall amend such Tax such that the Accounting Firm can issue a Confirmation in respect of the amended Tax Allocation Obligation. The Payee shall be responsible for the fees and disbursements of the Accounting Firm, unless the amounts of the payments excluding interest as recalculated differs from the amount originally calculated by the Payor excluding interest, if any, by more than 10% of such originally calculated amount, in which case the Payor shall be responsible for such fees and disbursements.

     The Accounting Firm shall treat all Tax Returns as confidential, and shall not reveal any information contained in, or any part of, the tax returns of one party to the other without the consent of the party to whom the Tax Returns belong.

     Section 6.03.   GOVERNING LAW.   This Agreement shall be governed by the
laws applicable to contracts entered into and to be fully performed within the State of Connecticut by residents thereof.

     Section 6.04   BINDING EFFECT; SUCCESSORS   This Agreement shall be binding
upon the parties hereto and shall inure to the benefit of and be binding upon any of their successors or assigns.

     Section 6.05   ENTIRE AGREEMENT; ASSIGNMENT   This Agreement embodies the
entire understanding between the parties relating to its subject matter and supersedes and terminates all prior agreements and understanding among the parties with respect to such matter. Any and all prior correspondence, conversations and memoranda with respect to such subject matter are merged herein and shall effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement. This Agreement shall not be modified or terminated except by writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

     Section 6.06   COUNTERPARTS   This Agreement may be executed in two or more
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same.

     Section 6.07   SEVERABILITY   If any provision of this Agreement or the
application of any such provision to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

     Section 6.08   HEADINGS   Headings of sections in this Agreement are
inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its respective duly authorized officer as of the date first set forth above.

                                   Olin Corporation

                                   By:  Johnnie M. Jackson, Jr.
                                       -----------------------
                                        Johnnie M. Jackson, Jr.
                                   Title:  Vice President, General
                                             Counsel and Secretary

                                    Primex Technologies Inc.

                                   By:  George H. Pain
                                        --------------
                                        George H. Pain
                                   Title:  Vice President